Exhibit 21.1

EXTREME NETWORKS, INC.

SUBSIDIARY LIST

Name	Location
Extreme Networks, Inc.	Delaware
Extreme Networks IHC, Inc.	Delaware
Extreme Networks Delaware LLC	Delaware
Extreme Networks Canada Inc.	Canada
Extreme Networks International	Cayman
Extreme Networks EMEA	Cayman
Extreme Networks Australia Pty Ltd.	Australia
Extreme Networks Singapore Pte. Ltd.	Singapore
Extreme Networks Korea Ltd.	Korea
Extreme Networks India Private Limited	India
Extreme Networks Hong Kong Limited	Hong Kong
Extreme Networks China Limited	Hong Kong
Extreme Networks Technology (Beijing) Co. Ltd	China
Extreme Networks Mauritius	Mauritius
Extreme Networks K.K.	Japan
Extreme Networks Do Brasil, Ltda	Brazil
Extreme Networks Mexico, S. De R.L. de C.V.	Mexico
Extreme Networks Chile Ltda.	Chile
Enterasys Networks Argentina SA	Argentina
Extreme Networks SARL	France
Extreme Networks Spain, S.L.	Spain
Extreme Networks Srl	Italy
Extreme Networks GmbH	Germany
Extreme Networks Switzerland GmbH	Switzerland
Extreme Networks UK Technology Limited	United Kingdom
Extreme Networks B.V.	Netherlands
Extreme Networks Rus LLC	Russia
Summit CV	Netherlands
IHC Networks AB	Sweden
Extreme Networks Ireland Limited	Ireland
Enterasys Networks SARL	France
Extreme Networks UK Limited	United Kingdom
Enterasys Networks, Inc.	Delaware